Exhibit (11)

September 9, 2013

BlackRock Debt Strategies Fund, Inc.

55 East 52nd Street

New York, New York 10055

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Debt Strategies Fund, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-14 (File No. 333-190188, together with all amendments through the date hereof, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to the registration of shares (the “Shares”) of common stock, par value $0.10 per share, of the Company to be issued pursuant to (1) an Agreement and Plan of Reorganization between the Company and BlackRock Senior High Income Fund, Inc. and (2) an Agreement and Plan of Reorganization between the Company and BlackRock Strategic Bond Trust.

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the Shares, when issued under the circumstances contemplated in the Registration Statement, including approval by the Company’s stockholders of the transactions contemplated by the two above-referenced Agreements and Plans of Reorganization, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ Christopher R. Johnson

      Principal